EXHIBIT 99.1

DIAMOND RESORTS ANNOUNCES NEW HAWAII DEVELOPMENT
144 Unit Resort in Kona to be Built by Och-Ziff Real Estate; Supports Significant Additional Inventory upon Completion

Las Vegas, NV. - July 29, 2015 - Diamond Resorts International, Inc. (NYSE: DRII) announced today that it has entered into an agreement with an affiliate of Och-Ziff Real Estate for the development of a new resort in Kona, Hawaii. The resort will be developed consistent with Diamond’s approach to sourcing inventory in a capital-light, cost efficient manner. The resort is expected to offer 144 units.
Commencement and delivery of the project is subject to certain conditions precedent and rights of Och-Ziff Real Estate including completion of due diligence, completion of design and site plans, and obtaining required permits. Subject to such conditions being satisfied, the units will be delivered on a phased schedule, with the first units expected to be delivered in the first quarter of 2017.
David Palmer, President and CEO of Diamond stated, “We are thrilled to be working with Och-Ziff Real Estate to bring into our Hawaii Collection a fantastic new resort. We are consistently looking for opportunities to complement our inventory recapture program through structures that add inventory in an efficient manner. We anticipate that this resort, when completed, will provide us with inventory to support over $400 million of total VOI sales, with attractive potential returns on investment. Importantly, we will be able to further capitalize on our recently-opened Kona sales center when the resort is completed.”
Steven Orbuch, President of Och-Ziff Real Estate, stated, “We are excited about the opportunity to work with Diamond on this innovative transaction and look forward to developing a long-term relationship that helps grow Diamond’s inventory in this manner.”
About Diamond Resorts International®
Diamond Resorts International® (NYSE: DRII), with its network of more than 330 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed.™
Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 330 managed and affiliated properties and cruise itineraries.
About Och-Ziff Real Estate
Och-Ziff Real Estate, an affiliate of Och-Ziff Capital Management Group LLC (NYSE: OZM, www.ozcap.com), is a New York based alternative asset manager with a focus on real estate and real estate related opportunities. Och-Ziff Capital Management Group is one of the largest institutional alternative asset managers in the world, with approximately $46.8 billion in assets under management as of July 1, 2015 and offices in New York City, London, Hong Kong, Mumbai, Dubai, Beijing, and Shanghai.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements related to the development of a new resort in Kona, Hawaii, including statements regarding the anticipated size and cost of the development and the anticipated delivery timeframe for the development. These forward-looking statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. We have tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “plan,” “will,” “would,” “should,” “could,” “believe” or similar expressions, but these words are not the exclusive means for identifying such statements. We caution that a number of risks, uncertainties and other factors could cause actual results or performance to differ materially from those expressed in, or implied by, the forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.
Contact:
Media:
Diamond Resorts International
Stevi Wara
Tel: 1.702.823.7069; Fax: 1.702.684.8705
media@diamondresorts.com
or
Investor:
Sloane & Company
Josh Hochberg
Tel: 1.212.446.1892
jhochberg@sloanepr.com